EXHIBIT 10.20

OFFICE LEASE

200 MARKET BUILDING

SUMMARY OF BASIC LEASE PROVISIONS

1.	Landlord:	200 Market Associates Limited Partnership, an Oregon limited partnership
2.	Tenant:	Northwest Pipe Company, an Oregon corporation
3.	Premises:	Suite 1800 on the 18th floor, containing approximately 13,587 square feet, as more particularly set forth in Section 1.1.
4.	Term:
Approximately seven (7) years. The parties estimate that the Commencement Date will be April 1, 2000, but such date shall be established pursuant to Section 2. The Expiration Date will be March 31, 2007.
5.	Base Rent:	Period	$/sq. ft.	Monthly
		Year 1 (through March 31, 2001)	$21.50	$24,343.33
		Years 2-4 (through March 31, 2004)	$24.50	$27,740.13
		Years 5-7	$26.75	$30,287.69
6.	Security Deposit:	$-0-
7.	Proportionate Share:	3.84%
8.	Base Year:	2000
9.	Landlord's Notice Address:		with a copy to:
		200 SW Market Street Suite 678 Portland, OR 97204 Attn: Mr. John Russell	Perkins Coie LLP 1211 SW Fifth Avenue Suite 1500 Portland, OR 97204 Attn: Richard Cantlin
10.	Tenant's Notice Address:		with a copy to:
		12005 N. Burgard Portland, Oregon 97203 Attn: President	Ater Wynne LLP 222 SW Columbia Suite 1800 Portland, Oregon 97201 Attn: Greg Struxness
11.	Parking Spaces:	27

    This Summary of Basic Lease Provisions (the "Summary") is attached to and incorporated into the following Lease Agreement. In the event of a conflict between the terms of the Summary and the terms of the Lease, the terms of the Summary shall control.

OFFICE LEASE

200 MARKET BUILDING

1.  PREMISES, BUILDING, COMMON AREAS

  1.1  Premises

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and subject to the agreements, covenants, conditions, and provisions hereinafter set forth, the space (the "Premises") described in Paragraph 3 of the Summary and shown outlined in red on the floor plans(s) attached hereto as Exhibit A. The Premises is located in the building known as the 200 Market Building, said building, together with all improvements from time to time located thereon including the parking garage constructed on the subterranean levels and all Landlord's personal property used in connection with such improvements, is hereinafter referred to as the "Building"). The Premises shall include the appurtenant right to use, in common with others, the lobbies, entrances, stairs, elevators, and other public portions of the Building as may from time to time be designated by Landlord.

  1.2  Landlord's Reservations

All the windows and outside walls of the Premises, any terraces adjacent to the Premises, and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purpose of operation, maintenance, and repairs, are reserved to Landlord. Landlord reserves the right from time to time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor to (a) to install, repair, replace, use, maintain and relocate for service to the Premises and to other parts of the Building, building service fixtures and equipment wherever located in the Building or the Premises, (b) to change the arrangement and/or location of entrances or passageways, doors or doorways, corridors, elevators, stairs, toilets, or other common areas of the Building, or to alter or relocate any other common facility, (c) to construct additional buildings and/or improvements in or near the Building, and (d) to change the number, name or other designation by which the Building is known. In addition, Landlord and Tenant agree that the number of square feet stated in Paragraph 3 of the Summary shall be used in the computation of Base Rent and Tenant's Proportionate Share of Additional Rent and all other charges due hereunder, but Landlord and Tenant agree to enter into an amendment to this Lease modifying the square footage of the Premises, the amount of the installments of Base Rent, Tenant's Proportionate Share and other provisions as appropriate if Landlord determines after construction of the Premises that the number of square feet contained in the Premises is different than the number of square feet stated above or if the method of measurement of leasable area in the Building changes at any time during the Term.

  1.3  Quiet Enjoyment

So long as Tenant is in compliance with the provisions of this Lease, Tenant shall be entitled to peaceable and quiet possession of the Premises free from any interference or disturbance by Landlord, subject to mortgages or other interests to which this Lease is subordinate.

2.  TERM

  2.1  Term

The term of this Lease shall commence on the date (the "Commencement Date"), which is the earlier of (a) the day of Substantial Completion of the Premises as provided in Exhibit B attached hereto, or (b) the day Tenant first occupies any portion of the Premises, and shall terminate on the Expiration Date set forth in Paragraph 4 of the Summary, unless sooner terminated or renewed or extended as may be hereinafter provided (such term, taking into account any sooner termination or renewal or extension, is hereinafter referred to as the "Term"). Promptly following the Commencement Date, Landlord and Tenant shall execute an agreement in the form attached hereto as Exhibit D, setting forth the Commencement Date and acknowledging Tenant's acceptance of delivery of the Premises.

  2.2  Holding Over

If Tenant fails to vacate the Premises after expiration of the Term with Landlord's written consent, Tenant shall become a tenant from month-to-month upon the terms herein specified but at a monthly rent double the then monthly rent paid by Tenant at the expiration of the term of this Lease pursuant to all the provisions of Section 3 hereof, payable in advance on or before the first day of each month. Failure of Tenant to remove furniture, furnishings, cabling, wiring or trade fixtures that Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Section 2.2 shall apply if the property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose, including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant, such tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten (10) days prior to the termination date, which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to month-to-month tenancy. If Tenant holds over after the end of the Term without Landlord's written consent, such hold over shall be as a tenant at sufferance subject to immediate eviction or dispossession and not as a tenant at will, and Tenant shall otherwise be subject to all of the covenants and provisions of this Lease, including without limitation the payment of double rent as provided in this Section 2.2. Tenant shall be liable to Landlord for any damages suffered or incurred by Landlord, including any claim made by any succeeding tenant to the Premises, on account of such hold over by Tenant or any violation by Tenant of any other term or condition of this Lease during such hold over period.

3.  RENT AND OTHER CHARGES

  3.1  Base Rent

Tenant covenants and agrees to pay to Landlord at the address set forth in Paragraph 9 of the Summary, or such other place or party as may be designated in writing by Landlord, the sums set forth in Paragraph 5 of the Summary ("Base Rent"). Base Rent shall be payable in advance on the first day of each calendar month during the Term, provided that the first month's Base Rent shall be due and payable upon Tenant's execution of the Lease. Base Rent for any partial month in the Term shall be prorated in proportion to the number of days of such month included in the Term. All sums due under this Lease other than Base Rent, including without limitation Tenant's Proportionate Share of Operating Expenses, shall be referred to herein as "Additional Rent." Base Rent and Additional Rent are sometimes collectively referred to as "Rent" or "rent".

  3.2  Operating Expenses

    3.2.1  In the event the sum of Landlord's Operating Expenses shall, in any calendar year during the Term, exceed Operating Expenses for the Building incurred during the Base Year (as set forth in Paragraph 8 of the Summary), Tenant shall pay as Additional Rent Tenant's Proportionate Share (as set forth in Paragraph 7 of the Summary) of such excess Operating Expenses. During December of the Base Year, and each following December, or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimates of amounts payable under this Section for the following calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord 1/12 of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year's estimate, until the month after such notice is given. If at any time or times it appears to Landlord that the amounts payable as additional rent for the current calendar year will vary from its estimate by more than ten percent (10%), Landlord shall, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. Within 90 days after the close of each calendar year or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of amounts payable as additional rent for such calendar year certified by accountants designated by Landlord, and such certified statement shall be final and binding upon Landlord and Tenant. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, it shall be accompanied by a refund of the excess from Landlord to Tenant. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within 30 days after delivery of the statement. If, for any reason other than the default of Tenant, this Lease shall terminate on a day other than the last day of a calendar year, Tenant's Proportionate Share of Operating Expenses, if any, payable by Tenant applicable to a calendar year in which such termination shall occur shall be prorated on the basis with which the number of days from the commencement of such calendar year to and including such termination date bears to 365.

    3.2.2.  Within ninety (90) days after Tenant receives Landlord's Operating Expenses statement, Tenant may contest such statement by providing written notice to Landlord, provided that there does not then exist an Event of Default hereunder. If no such contest is made by written notice to Landlord within such 90-day period, such Operating Expenses statement shall be binding upon Tenant in all respects. If Tenant timely contests such Operating Expenses statement, Tenant shall have the right to inspect and examine, at reasonable times during normal business hours, Landlord's books of account and records pertaining to the Operating Expenses, all at Tenant's sole cost and expense. Such audit shall be conducted at the offices of the Building manager where such records are kept within thirty (30) days after the date of Tenant's notice. Such audit shall be conducted by a certified public accountant retained by Tenant, at its expense, whose compensation is not contingent upon the results of such accountant's audit or the amount of any refund received by Tenant. Landlord and/or Landlord's Building manager shall cooperate with Tenant and/or Tenant's representatives with respect to any such specific inquiries or questions and with respect to the conduct of such audit, so as to facilitate the prompt and efficient answer thereto and/or conduct of same, as applicable. Tenant shall notify Landlord of the results of such audit in writing. Landlord may have an agent or employee present during such inspection and audit. Landlord shall have the right to dispute the results of Tenant's audit. Any such dispute shall be resolved by a certified public accountant mutually satisfactory to Landlord and Tenant, or selected by the American Arbitration Association if Landlord and Tenant cannot agree on the identity of such accountant. If the audit by Tenant shall ultimately result in Landlord and Tenant agreeing that Tenant has overpaid Landlord for its share of Operating Expenses, such overpayment shall be applied to the next accruing installment(s) of Additional Rent due from Tenant, until such credit is depleted. Tenant hereby agrees to keep the results of any such audit confidential, and to require Tenant's auditor and its employees and each of their respective attorneys and advisors to likewise keep the results of such audit in strictest confidence, and Tenant shall not be entitled to perform such audit until it has delivered to Landlord a confidentiality agreement signed by Tenant and its auditor on Landlord's standard form.

    3.2.3.  "Operating Expenses" means all those costs incurred during any calendar year with respect to the ownership, management, maintenance, repair, replacement and operation of the Building and Landlord's personal property used in connection therewith, including, but not limited to, the following: (a) maintenance, repair and replacement costs, including without limitation all inspection fees, services, supplies and other expenses for maintaining and operating the Building including lighting, parking and common areas, (b) utilities, (c) insurance premiums and other fees, (d) security, window washing, janitorial service, trash and ice and snow removal, (e) landscaping and pest control, (f) management fees, wages and fringe benefits payable to employees of Landlord or any of any management agent of Landlord working on-site at the Building whose duties are connected with the operation and maintenance of the Building and other direct or indirect costs related thereto, including rent and other costs of operating the Building's management office, (g) cost of capital improvements made to the Building after the date of the execution hereof that are designed to reduce other operating expenses, improve security and life safety systems, or that are required under any governmental law or regulation that was not applicable at the time the Building was constructed, such cost to be amortized over such reasonable period as dtermined at Landlord's sole discretion, together with interest on the unamortized balance at the rate of nine percent (9%) per annum, (h) professional and consulting fees incurred in connection with the operation of the Building, including without limitation legal fees and accounting fees for the preparation of statements of Operating Expenses required hereunder, (i) decorations for public portions of the Building, and (h) Property Taxes. "Property Taxes" means all real property and personal property taxes, charges, impositions, fines, levies, burdens and assessments of every kind and nature (including dues and assessments by means of deed restrictions and/or owners' associations) levied against the Building during the Term, and any sums payable in connection with any traffic or local improvement district or program or similar public improvement or infrastructure improvement, general or extraordinary, foreseen or unforeseen, together with all expenses incurred in contesting, protesting or monitoring the payment of such taxes and assessments. "Property Taxes" shall also include any and all activity or use taxes, fees and charges, rent taxes, or any other tax or revenue measure levied against Landlord by virtue of its ownership or operation of the Building. It is the intent of the parties that "Property Taxes" shall include any revenues, however designated, collected by governmental authorities from Landlord in lieu of, as a replacement of, to offset any reduction in, or to supplement, the ad valorem property taxes assessed against the Building. Notwithstanding the foregoing, "Property Taxes" shall not include taxes on the net income of the Landlord.

    The term Operating Expenses does not include the following: (1) repairs, restoration or other work occasioned by fire, wind the elements or other casualty, to the extent covered by insurance proceeds received by Landlord, (2) expenses incurred in leasing to or procuring of tenants, leasing commissions, advertising expenses and expenses for renovating of space leased by tenants, (3) interest or principal payments on any mortgage or other indebtedness of Landlord or rent under any ground lease, or (4) operating expenses which are the individual responsibility of Tenant or of other tenants.

  3.3  Late Charges; Default Interest

Rent shall be paid without demand, notice, deduction or offset. In the event Tenant should fail to pay any installment of rent or any other sum due Landlord hereunder within ten (10) days after such amount is due, Tenant agrees to pay to Landlord on demand, as Additional Rent, a late charge equal to five percent (5%) of each such installment. Such late payment charge is not intended as a penalty, but instead is intended to compensate Landlord for the additional administrative expenses resulting from any such late payment. In addition, any sum not paid within thirty (30) days of its due date shall accrue interest thereafter until paid at the Default Rate (as defined in Section 12.2.4 below).

  3.4  Security Deposit

Tenant has deposited with Landlord the amount set forth in Paragraph 6 of the Summary (the "Deposit"). The Deposit shall be held by Landlord as security for the faithful performance and observance by Tenant of all agreements, covenants, conditions, and provisions of this Lease to be performed or observed by Tenant, and Tenant shall not be entitled to interest thereon. In the event Tenant fails to perform or observe any of these agreements, covenants, conditions, and provisions of this Lease to be performed or observed by it, then, at Landlord's option, Landlord may, but shall not be obligated to, apply the Deposit, or so much thereof as may be necessary, to remedy any such failure by Tenant. If Landlord applies the Deposit or any part thereof to remedy any such failure by Tenant, then Tenant shall immediately pay to Landlord the sum necessary to restore the Deposit to the full amount specified in Paragraph 6 of the Summary. Any remaining portion of the Deposit shall be returned to Tenant upon expiration of this Lease and delivery of the Premises, provided Tenant shall have fully complied with all of its obligations under the Lease. Upon termination of the original Landlord's or such successor landlord's interest in the Premises or the Building, the original Landlord or such successor landlord shall be relieved of further liability with respect to the

Deposit. Tenant shall not grant any security interest or pledge of its right to the security deposit without Landlord's advance written approval.

4.  USE AND OCCUPANCY

  4.1  Use of the Premises

The Premises shall be used for general office purposes and no other. Tenant shall not do or permit to be done in or about the Premises, nor bring or keep or permit to be brought or kept therein, anything that is prohibited by or will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted, or that is prohibited by Landlord's fire insurance policy for the Building, or will in any way cause a cancellation of, increase the existing rate of or otherwise affect any fire or other insurance upon the Building or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, nor shall Tenant or licensees, employees, or invitees of Tenant cause, maintain, or permit any nuisance in, on, or about the Premises. Tenant shall not bring into the Building any furniture, equipment, materials, or other objects that overload the Building or any portion thereof.

  4.2  Compliance with Legal Requirements

Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements of now in force or that may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, with any direction or occupancy certificate issued pursuant to any law by any public agencies or officers, as well as the provisions of all recorded documents affecting the Premises, insofar as any thereof relate to or affect the condition, use, or occupancy of the Premises, excluding requirements of structural changes not required by Tenant's specific use of the Premises, by Tenant's acts or by improvements made by or for Tenant.

  4.3  Rules and Regulations

Tenant shall faithfully observe and comply with the Rules and Regulations attached as Exhibit C to this Lease and, after notice thereof, all modifications thereof and additions thereto from time to time promulgated in writing by Landlord.

  4.4  Hazardous Materials

Other than customary amounts of products commonly used in office buildings, which shall be used, stored and transported in compliance with all applicable laws and manufacturer's instructions, Tenant shall not suffer, permit, introduce or maintain in, on or about any portion of the Premises or Building any asbestos, polychlorinated biphenyls, petroleum products or any other hazardous or toxic materials, wastes and substances that are defined, determined or identified as such in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments (herein collectively called "Hazardous Materials"). Tenant shall indemnify, protect and save Landlord harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, attorneys' and experts' fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord and arising from or out of any Hazardous Materials on, in, under or affecting all or any portion of the Premises or Building, introduced by, or on behalf of, Tenant including, without limitation, (a) the costs of removal of any and all

Hazardous Materials from all or any portion of the Premises or Building, (b) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Premises or Building, into the air, any body of water, any other public domain or any surrounding areas, and (c) any costs incurred to comply, in connection with all or any portion of the Premises or Building, with all applicable laws, orders, judgments and regulations with respect to Hazardous Materials. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

  4.5  Inspection

Landlord may enter the Premises at any time, upon reasonable advance notice to Tenant except in the case of emergency and in connection with the performance of Landlord's regularly recurring duties, to (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers, lenders, or tenants (but as to prospective tenants, only during the last twelve months of the Term), (c) determine whether Tenant is complying with all its obligations hereunder, (d) supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, (e) post notices of nonresponsibility, and (f) make repairs required of Landlord hereunder or repairs to any adjoining space or utility services or to make repairs, alterations, or improvements to any other portion of the Building, provided, however, that all such work shall be done promptly and in a manner so as to minimize interference with Tenant's use of the Premises, but Landlord shall not be required to do the work outside of normal business hours. Provided that Landlord does in fact cause such work to be done promptly and in a manner so as to minimize interference with Tenant's use of the Premises, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, or about the Premises (excluding Tenant's vaults, safes, and similar areas designated in writing by Tenant in advance), and Landlord shall have the right to use any and all means that Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible entry or wrongful detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

5.  UTILITIES AND SERVICES

  5.1  Building Services

The following services shall be furnished by Landlord with the cost thereof to be included as part of Operating Expenses under Section 3.2:

    5.1.1.  Landlord shall maintain the public and common areas of the Building, such as lobbies, stairs, corridors, and public restrooms, in reasonably good order and condition (except for damage occasioned by the act of Tenant or employees, licensees, or invitees of Tenant, which damage shall be repaired by Landlord at Tenant's expense).

    5.1.2.  Upon Tenant's request, Landlord shall replace Building-standard fluorescent bulbs in the Building-standard light fixtures originally provided by Landlord in the Premises. Upon Tenant's request, Landlord shall purchase and replace (but not store) any non-Building-standard bulbs (or any other non-Building-standard fixtures or other items), but the cost of any such non-Building-standard bulbs or other items shall be purchased at Tenant's sole cost and expense.

    5.1.3.  Landlord shall supply the Premises during reasonable and usual business hours as determined by Landlord and subject to the Rules and Regulations of the Building (Exhibit C) established by Landlord, with (a) electricity for lighting and the operation of normal office machines, (b) heating, ventilation, and cooling reasonably required for the occupation of the Premises to a standard of comfort customary in other comparable office buildings in the area, (c) elevator service, either automatic or with attendants, as Landlord elects, and (d) restroom supplies. Landlord shall also furnish security service, janitorial service and window washing service during the times and in the manner that such services are customarily furnished in comparable office buildings in the area. Landlord may provide additional services not enumerated above and may make changes from time to time in the delivery of utilities and services to the Premises. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rent herein reserved be abated by reason of (i) the installation, use, or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building, or (iii) the limitation, curtailment, rationing, or restrictions on use of water, electricity, gas, or any form of energy serving the Premises or the Building, whether such results from mandatory governmental restrictions or voluntary compliance with government guidelines. Landlord shall use reasonable diligence to remedy any interruption in the furnishing of such services. Notwithstanding the foregoing, in the event that any of the essential services to the Premises (consisting of elevator service, electricity, HVAC, water and sewer service) are interrupted and such interruption results in the Premises being unusable and is either caused by Landlord or is caused by a matter within Landlord's control and continues for ten (10) or more consecutive days after Tenant notifies Landlord or Landlord otherwise learns of such interruption, Tenant shall be entitled to an abatement of Rent accruing from and after the expiration of such 10 day period, based on the proportion of the Premises which is not reasonably usable as a result of such interruption.

  5.2  Excess HVAC Usage

Tenant shall not, without Landlord's prior written consent, use heat generating machines or equipment or lighting, other than Building standard lights in the Premises, which affect the temperature otherwise maintained by the air conditioning system. If such consent is given, Landlord shall have the right to install supplementary air conditioning units in the Premises and the cost thereof, including the costs of installation, operation, and maintenance thereof, shall be paid by Tenant as Additional Rent to Landlord upon billing by Landlord.

  5.3  Excess Electrical Usage

Tenant shall not, without Landlord's prior written consent, install lighting or other electrical equipment or devices requiring power in excess of the standard amounts (load and usage) as determined from time to time by Landlord for normal office use of the Premises and other premises in the Building. So that electrical charges will be fairly allocated among tenants, if Landlord determines that electrical equipment and devices used by Tenant on the Premises demand more electricity than the standard amounts for normal office use, Landlord may charge Tenant for the excess electricity at the same rates as paid by Landlord. Landlord shall have the right to have a survey of electrical usage on the Premises performed by a competent electrical engineer. Tenant will cooperate with any such survey, and the results thereof shall be the basis for determining excess electrical charges payable by Tenant. In addition, Landlord may cause the Premises, at Tenant's cost, to be separately metered or submetered for electricity, and Tenant shall pay excess electrical charges as revealed by such separate meter or submeter. Any such excess electrical charges shall be paid by Tenant to Landlord as Additional Rent on a monthly basis at the same time as Base Rent payments.

6.  ALTERATIONS AND IMPROVEMENTS

  6.1  Landlord Improvements

If construction to the Premises is to be performed by Landlord prior to or during Tenant's occupancy, the provisions of Exhibit B shall govern said construction. Except as may be specifically set forth in Exhibit B or elsewhere in this Lease, Landlord shall have no obligation to perform any improvements, additions or alterations to the Premises, and Tenant shall lease the Premises in its "as-is/where-is" condition. By entry hereunder Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises, subject only to the completion or correction of minor "punchlist" items that do not materially impair the usability of the Premises by Tenant, notice of which is given by Tenant in accordance with the terms of Exhibit B.

  6.2  Tenant Improvements

Tenant shall not make or suffer to be made any alterations, additions, or improvements to or of the Premises or any part thereof, or attach any fixtures or equipment thereto without Landlord's prior written consent. Any alterations, additions, or improvements (except any initial work to be installed at Landlord's expense as provided in Exhibit B) to the Premises consented to by Landlord shall be made by Tenant at Tenant's sole cost and expense. The contractor or person selected by Tenant to make such alterations, additions, or improvements must be approved in writing by Landlord prior to commencement of any work, and such contractor or person shall at all times be subject to Landlord's control while in the Building. In case of scheduling conflicts between Landlord's contractor and Tenant's contractor, the needs of Landlord's contractor shall control. Landlord shall have the right to require that any such contractor hired by Tenant shall, prior to commencing work in the Premises, provide Landlord with a performance bond and labor and materials payment bond in the amount of the contract price for the work (naming Landlord and Tenant and any other person designated by Landlord) as co-obligees. Upon completion of any permitted alterations, physical additions or improvements (except for those that are only decorative in nature), Tenant shall provide Landlord with copies of as-built plans or drawings for such alterations, physical additions or improvements, as well as operation and maintenance manuals for any non-moveable equipment installed in the Premises. All alterations, additions, fixtures, and improvements, including carpeting and all other improvements made pursuant to Exhibit B, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord shall immediately become Landlord's property, and, at the end of the Term, all such alterations, additions, fixtures, and improvements, including without limitation any non-Building-Standard cabling installed by Tenant or by Landlord at Tenant's request (except carpeting and Building Standard Work installed pursuant to Exhibit B) shall, at Landlord's option, which option shall be exercised at the time Landlord grants its consent to any such alterations, additions, fixtures and improvements, either remain on the Premises without compensation to Tenant or be removed by Landlord for Tenant's account, and Tenant shall reimburse Landlord, as Additional Rent, for the cost of removal (including the cost of repairing any damage to the Premises or the Building caused by removal and a reasonable charge for Landlord's overhead) within ten (10) days after receipt of a statement therefor.

  6.3  Signs

Tenant shall not inscribe, paint, affix or otherwise display any sign, placard, picture, name, advertisement, or notice visible from the exterior of the Premises without the prior written consent of Landlord. Tenant agrees to conform to any general guidelines adopted by Landlord pertaining to signs inside the Building. All approved signs or lettering on doors shall be printed, affixed, or inscribed at the expense of Tenant by a person approved by Landlord. Tenant shall not be permitted to display material visible from outside the Building. Tenant shall be entitled to Building-standard signage in the lobby directory.

  6.4  Liens

Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of Landlord in the Premises or Building. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises, and the

Building from such liens, or to take any other action Landlord deems necessary to remove or discharge liens or encumbrances at the expense of Tenant.

7.  REPAIRS AND MAINTENANCE

  7.1  Landlord Repairs

Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof, except as specified in Exhibit B and in this Section 7.1. No implied or express representations with respect to the condition of the Premises or the Building have been made to Tenant either by Landlord, its representatives, agents or brokers, except as specifically herein set forth. Landlord shall maintain only the roof, foundation, parking and common areas, the structural soundness of the exterior walls, doors and corridors of the Building and mechanical, heating, ventilating and air-conditioning, electrical and plumbing systems servicing the Building. Landlord's costs of maintaining and repairing the items set forth in this Section are included in Operating Expenses pursuant to Section 3.2. Landlord shall cause all repairs required of it to be performed in a prompt manner following written notice thereof from Tenant, and shall do so in a manner designed to minimize interference with Tenant's use of the Premises, to the extent reasonably possible. Provided that Landlord does in fact perform such repairs in said manner, Landlord shall not be liable to Tenant, or Tenant's agents, licensees, invitees or other visitors to the Premises or Building, except as expressly set forth in this Lease, for any damage to person or property or inconvenience, or for consequential damages of any nature, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made or to be made by Landlord under this Lease.

  7.2  Tenant Repairs

Except for those repairs to be made by Landlord pursuant to Section 7.1 above, Tenant shall, at all times during the Term and at Tenant's sole cost and expense, keep the Premises and every part thereof in good condition and repair, ordinary wear and tear and damage thereto by fire, earthquake, act of God, or the elements excepted. Tenant hereby waives all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises. Tenant's obligation to keep the Premises and every part thereof in good condition and repair is part of the consideration for Landlord's leasing the Premises to Tenant.

  7.3  Surrender of Premises

Upon expiration or earlier termination of the Term, Tenant shall deliver all keys to Landlord and surrender the Premises in the condition as existed on the Commencement Date, subject only to wear from ordinary use, and damage from casualty or condemnation. Tenant shall remove all of its furnishings, furniture, and trade fixtures that remain the property of Tenant and restore all damage caused by such removal. Any property not so removed shall be deemed abandoned, and Landlord may retain the property, effect a removal and place the property in public storage for Tenant's account or sell or otherwise dispose of such property in any commercially reasonable manner. Tenant shall be liable to Landlord for the cost of removal, restoration, transportation to storage, and storage, with interest on all such expenses from the date of expenditure by Landlord until repaid at the Default Rate (as defined in Section 12.2.4 below).

8.  DESTRUCTION OR DAMAGE

  8.1  Termination

If the Building is totally destroyed by fire or other casualty, this Lease shall automatically terminate. If the Premises or the Building are damaged by fire or other casualty to the extent that repairs cannot, in Landlord's reasonable opinion, be made within one hundred twenty (120) days, or in the event sufficient insurance proceeds are not available for restoration, for whatever reason, Landlord may elect to terminate this Lease by written notice to Tenant given within sixty (60) days after the date of such fire or other casualty, in which case the Lease shall terminate as of a date specified in such notice, which date shall not be less than thirty (30) or more than sixty (60) days after the date such notice is given.

  8.2  Landlord Repairs

If Landlord does not terminate this Lease pursuant to Section 8.1 above, Landlord shall, within a reasonable time after the date of the damage or destruction, repair and restore the Premises to as near the same condition as existed prior to such damage or destruction. Landlord shall not be required to repair any injury or damage or to make any repairs or replacements of any improvements installed in the Premises by or for Tenant, other than Landlord's work under Exhibit B, and Tenant shall, at Tenant's sole cost and expense, repair and restore its portion of such improvements with reasonable promptness. Landlord shall have no liability to Tenant for inconvenience, loss of business, or annoyance arising from any loss by fire or any other casualty or by any repair of any portion of the Premises or Building.

  8.3  Abatement of Rent

If such fire or other casualty damages the Premises or common areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, then during the period the Premises are rendered unusable by such damage, Tenant shall be entitled to a reduction in rent in the proportion that the area of the Premises rendered unusable by such damage bears to the total area of the Premises.

  8.4  Last Year of Term

If the Building or the Premises or any material portion thereof is destroyed or materially damaged by fire or other casualty at any time during the last twelve (12) months of the Term, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving written notice to the other within sixty (60) days after the date of such destruction; provided, however, that in no event shall Tenant have the right to terminate this Lease if damage to or destruction of the Premises is the result of negligence or willful act of Tenant, its employees, agents, contractors, licensees or invitees.

9.  INSURANCE AND INDEMNITY

  9.1  Property Insurance

Tenant shall, at its sole cost and expense, obtain and keep in force during the Term fire and extended coverage insurance insuring the full replacement cost of Tenant's improvements, fixtures, furnishings, inventory, and equipment in and upon the Premises. All amounts that shall be received under the insurance specified in this Section 9.1 shall first be applied to the payment of the cost of repair or replacement of any of Tenant's improvements, fixtures, furnishings, and equipment that were damaged or destroyed, to the extent otherwise required by the terms of this Lease, or if this Lease terminates, prior to such repair or replacement being made, paid over to Landlord to the extent that the improvements so damaged or destroyed would have become Landlord's property pursuant to Section 6 hereof.

  9.2  Liability Insurance

Tenant shall, at its sole expense, obtain and keep in force during the Term (a) commercial general liability insurance with limits of not less than three million dollars ($3,000,000) per person and three million dollars ($3,000,000) per occurrence for injury to, illness of, or death of persons occurring in, upon, or about the Premises or the Building; and (b) commercial general liability insurance with a limit of not less than three million dollars ($3,000,000) per occurrence for damage to property occurring in, upon, or about the Premises or the Building. All such insurance shall also insure the performance by Tenant of the indemnity agreement as to liability for injury to, illness of, or death of persons, and damage to property set forth in Section 9.5 hereof; provided, however, notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Tenant in compliance with this Section 9 shall not modify, reduce, limit or impair Tenant's obligations and liabilities under Section 9.5 hereof. Provided that the above requirements are otherwise met, Tenant shall be entitled to supply its insurance policies by means of umbrella coverage.

  9.3  General Requirements

All insurance required under this Section 9 and all renewals thereof shall be issued by such good and responsible companies qualified to do and doing business in the State of Oregon as may be approved by Landlord, which approval shall not be unreasonably withheld. Each policy shall expressly provide that the policy shall not be canceled or altered without thirty (30) days' prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and such thirty (30) day period shall have expired. All insurance under this Section 9 shall name Landlord and its managing agent, mortgage lender and/or other designees as additional insured parties, shall be primary and noncontributing with any insurance which may be carried by Landlord. All insurance shall be made on an occurrence, rather than a claims, basis. Landlord shall have the right, not more often than every two (2) years during the Term, to require Tenant to increase the minimum amounts of insurance set forth in Sections 9.1 and 9.2 above so as to maintain commercially reasonable levels of insurance. Upon the issuance of the policies required hereunder, each such policy or a duplicate or certificate thereof shall be delivered to Landlord for retention by it. In the event that Tenant shall fail to furnish to Landlord any such policy, duplicate policy, or certificate as herein required, Landlord may from time to time effect such insurance for the benefit of Tenant or Landlord and its managing agent or designee or any of them for a period not exceeding one year, and any premium paid by Landlord shall be recoverable from Tenant as additional rent on demand, together with interest thereon at the Default Rate, without waiver of other remedies available to Landlord because of the default.

  9.4  Waiver of Subrogation

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each agree that neither will have any claim against the other for any loss, damage, or injury which is covered by insurance carried by either party or required to be carried hereunder, whether or not actually carried, notwithstanding the negligence of either party in causing the loss. This waiver shall be valid only if the insurance policy in question expressly permits waiver of subrogation or if the insurance company agrees in writing that such a waiver will not affect coverage under the policies. Each party agrees to use best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

  9.5  Indemnity

Tenant hereby waives all claims against Landlord for damage to any property or injury, illness, or death of any person in, upon, or about the Premises and/or the Building arising at any time and from any cause whatsoever other than solely by reason of the gross negligence or willful act of Landlord, its employees, or contractors. Tenant agrees to indemnify, defend and hold harmless Landlord, its agents, servants, employees and the holder of any deed to secure debt or ground lessor of and from any loss, attorney's fees, expenses or claims (i) occurring in the Premises, unless caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, (ii) arising out of any and all Events of Default by Tenant, its agents, employees or contractors under this Lease or (iii) arising out of the negligence or willful misconduct of Tenant, its agents, employees or contractors. Landlord agrees to indemnify, defend and hold harmless Tenant, its agents, servants and employees and permitted successors and assigns of and from any loss, attorney's fees, expenses or claims (i) arising out of any and all defaults by Landlord under this Lease, or (ii) arising out of the negligence or willful misconduct of Landlord, its agents, employees or contractors. The provisions of this Section 9.5 shall survive the termination of this Lease with respect to any damage, injury, illness, or death occurring prior to such termination.

  9.6  Landlord's Insurance

Landlord covenants and agrees to provide, at its expense, but subject to inclusion in the Operating Expenses, on or before the Commencement Date and to keep in force during the Term (i) a commercial general liability insurance policy or successor comparable form of coverage written on an occurrence basis and with limits equal to those customarily carried by landlords of the comparable buildings in the marketplace; (ii) an "All Risk" property policy insuring the Building against loss or damage by fire, theft and such other risks or hazards, in an amount not less than 80% of the replacement cost of the Building, exclusive of the foundation and subject to commercially reasonable deductibles.

10.  CONDEMNATION

    If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by giving written notice to the other within thirty (30) days after such date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede, or impair Tenant's use of the balance of the Premises. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise; provided, however, Tenant shall be entitled to make a separate claim against the condemning authority so long as such claim does not reduce the amount of the award given to Landlord. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the monthly rent thereafter to be paid shall be equitably reduced. If all or any part of the Building that affects Landlord's use and operation of the Building shall be taken as a result of the exercise of the power of eminent domain, Landlord shall have the right to terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of taking.

11.  ASSIGNMENT AND SUBLETTING

  11.1  No Transfer Without Landlord's Consent

For purposes of this Section 11 "Transfer" shall mean to assign, mortgage, hypothecate, or encumber Tenant's leasehold estate or any interest in the Premises or this Lease, sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any person other than Tenant, or otherwise transfer any interest in the Premises, whether voluntarily, involuntarily, or by operation of law (including without limitation by transfer of a majority interest of stock, partnership interests, limited liability company interests or other ownership interests, merger or dissolution, which transfer of stock, partnership or other ownership interests, merger or dissolution shall be deemed an assignment). Tenant shall not Transfer this Lease or the Premises or any part thereof without the prior written consent of Landlord. Landlord will not unreasonably withhold or delay its consent to a proposed Transfer, but Landlord may still elect to recapture the Premises pursuant to Section 11.2(a) below in its sole discretion. In determining the reasonableness of Landlord's decision to withhold or grant its consent to any proposed Transfer, Landlord may take into consideration all relevant factors surrounding the proposed Transfer, including, without limitation, the following: (a) the business reputation of the proposed subtenant or assignee and its officer or directors; (b) the nature of the business and the proposed use of the Premises by the proposed subtenant or assignee in relation to restrictions, if any, contained in other leases or agreements affecting the Building; (c) the proposed subtenant or assignee shall not be a tenant (or subsidiary, affiliate or parent of a tenant) of other space in the Building or a party with whom Landlord is then negotiating regarding the lease of space in the Building; (d) the financial condition of the proposed subtenant or assignee; (e) the proposed assignee or subtenant shall not be a party who would or whose use would detract from the character of the Building, such as, without limitation, a dental, medical or chiropractic office, a school or vocational office or a governmental office. Any attempted Transfer in violation of this Section 11 shall be null and void and, at the option of Landlord, shall constitute a default that entitles Landlord to terminate this Lease and to exercise its other rights and remedies for such default. All renewal or extension rights, expansion rights, termination rights, exclusive rights, or other special rights or options contained in this Lease shall be personal to the original Tenant executing this Lease and its Permitted Transferees, as defined below, and shall terminate upon any assignment or sublease affecting all or a portion of the Premises.

  11.2  Procedure

If Tenant requests consent to a proposed Transfer, it shall notify Landlord in writing at least thirty (30) days in advance of the date on which Tenant desires to make such Transfer. At the time Tenant submits such request, Tenant shall pay a review fee of $300. Tenant shall provide Landlord with a copy of the proposed assignment or sublease, identifying the intended assignee or sublessee by name and address or otherwise specifying the terms of the intended assignment or sublease. Tenant shall provide Landlord with such additional information as Landlord requests concerning the proposed subtenant or assignee and related transaction. Within thirty (30) days receipt of such request, review fee and related information, Landlord shall have the right by written notice to Tenant, to (a) terminate this Lease as to the portion of the Premises proposed to be assigned or sublet; provided, however, that Tenant may nullify Landlord's election to cancel this Lease by withdrawing the proposed assignment or sublease within ten (10) days of Landlord's election, (b) consent to the proposed assignment or sublease on Landlord's standard form therefor, in which case Landlord will have the right to increase the Base Rent payable under this Lease to the then published Building rate by notice given to Tenant within forty-five (45) days after the consent to Transfer, and Landlord shall be entitled to receive as additional Base Rent any sums which are payable by the transferee, directly or indirectly, to Tenant relating to such sublease, assignment, or other Transfer in excess of the Base Rent required to be paid by Tenant under this Lease, or (c) refuse to consent to the proposed Transfer, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise.

  11.3  General

Any consent by Landlord shall not release Tenant from any of Tenant's obligations hereunder or be deemed to be a consent to any subsequent hypothecation, assignment, subletting, occupation, or use by another person. The instrument by which any assignment or subletting consented to by Landlord is accomplished shall expressly provide that the assignee or subtenant will perform and observe all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease as and when performance and observance is due and that Landlord will have the right to enforce such agreements, covenants, conditions, and provisions directly against such assignee or subtenant. Tenant shall in all cases remain responsible for the performance by any subtenant of all such agreements, covenants, conditions, and provisions. Any assignment or subletting without an instrument containing the foregoing provision shall be void and shall, at the option of Landlord, constitute a default that entitles Landlord to terminate this Lease and to exercise its other rights and remedies for such default.

  11.4  Permitted Transfers

Notwithstanding any provision in this Lease to the contrary, Tenant shall be entitled to Transfer this Lease or all or a portion of the Premises without Landlord's consent and without Landlord's right to recapture as set forth in Suibtion 11.2(a) above, but only after written notice to Landlord, to a corporation or entity (an "Affiliate") in control of, controlled by or under common control with Tenant, and only if such corporation or entity at all times thereafter remains an Affiliate of Tenant. As used herein, control shall require the ownership of fifty percent (50%) or more of the ownership interests in the entity in question. In addition, notwithstanding any provision in this Lease to the contrary, Tenant shall be entitled to Transfer this Lease in connection with a merger, consolidation or other business combination transaction, without Landlord's consent but only after written notice to Landlord, provided that the tangible net worth of the surviving entity in any such merger, consolidation or business reorganization transaction is not less than the tangible net worth of Tenant immediately prior to such transaction and such surviving entity executes an agreement, in form and substance satisfactory to Landlord, which memorializes that such surviving corporation shall be fully liable for the performance of the obligations of Tenant under this Lease. Tenant shall provide Landlord audited or certified financial statements to evidence the satisfaction of the tangible net worth requirement provided above. All of the transferees described in this Section 11.4 shall be referred to herein as "Permitted Transferees".

12.  DEFAULT AND REMEDIES

  12.1  Events of Default

The occurrence of any one or more of the following events (an "Event of Default") shall constitute a breach of this Lease by Tenant: (a) Tenant fails to pay any Base Rent or its Proportionate Share of Operating Expenses within ten (10) days of written notice from Landlord or shall fail to make any other payment due hereunder within ten (10) days of said written notice (but Landlord shall not be obligated to provide such written default notice on more than one (1) occasion in any one calendar year; thereafter an Event of Default shall occur if such payment is not made when due) ; (b) Tenant makes any Transfer of any interest in the Premises or under this Lease without Landlord's prior written consent or otherwise fail to comply with the requirements of Section 11; (c) Tenant makes a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, or shall file an answer admitting or shall fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant or any material part of its properties; (d) this Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days; (e) Tenant abandons the Premises; or (f) Tenant fails to perform any of its other obligations under this Lease and such failure is not cured within thirty (30) days after Landlord has given written notice to Tenant of such failure.

  12.2  Landlord's Remedies

Upon default, Landlord may exercise any one or more of the following remedies, or any other right or remedy available under applicable law or contained in this Lease:

    12.2.1  Landlord may reenter the Premises and remove all persons and property and again repossess and enjoy the Premises, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to Tenant for indictment, prosecution, or damages). Landlord may use the Premises for Landlord's own purposes or relet it, without prejudice to any other remedies that Landlord may have by reason of Tenant's default. None of these actions will be deemed an acceptance of surrender by Tenant. Except as expressly provided herein and to the extent permitted by law, Tenant expressly waives the service of any notice of intention to terminate this Lease or to retake the Premises, and waives service of any demand for payment of rent or for possession, and of any and every other notice or demand required or permitted under applicable law.

    12.2.2  Landlord at its option may relet the whole or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenants, for such terms ending before, on, or after the expiration date of the lease term, at such rentals and upon such other conditions (including concessions and free rent periods) as Landlord, in its sole discretion, may determine to be appropriate. Landlord agrees to use reasonable efforts to relet the Premises at fair market rental rates and to otherwise mitigate any damages arising out of an Event of Default on the part of Tenant; provided, however, that (i) Landlord shall have no obligation to treat preferentially the Premises compared to other premises Landlord has available for leasing within the Building or in other properties owned or managed by Landlord; (ii) Landlord shall not be obligated to expend any efforts or any monies beyond those Landlord would expend in the ordinary course of leasing space within the Building; and (iii) in evaluating a prospective reletting of the Premises, the term, rental, use and the reputation, experience and financial standing of prospective tenants are factors which Landlord may properly consider. Provided Landlord uses such reasonable efforts as described above, Landlord shall not be liable for refusal or failure to relet the Premises or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord at its option may make such physical changes to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting Tenant's liability. If there is other comparable unleased space in the Building, Landlord shall have no obligation to attempt to relet the Premises prior to leasing other space in the Building.

    12.2.3.  Whether or not Landlord retakes possession or relets the Premises, Landlord shall have the right to recover unpaid rent and all damages caused by the default, including attorneys' fees. Damages shall include, without limitation, (a) all rentals lost (subject, however, to the limitations set forth below with respect to calculation of said damages), (b) all legal expenses and other related costs incurred by Landlord following Tenant's default, (c) all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating, or otherwise preparing the Premises for reletting, and (d) all costs incurred by Landlord in reletting the Premises, including, without limitation, any brokerage commissions and the value of Landlord's time. Landlord may sue periodically for damages as they accrue without barring a later action for further damages. Landlord may in one action recover accrued damages plus damages attributable to the remaining lease term equal to the difference between the rent reserved in this Lease (including estimated amount of Additional Rent as determined by Landlord) for the balance of the lease term after the time of award, and the fair rental value of the Premises for the same period, discounted to the time of award at the rate of nine percent (9%) per annum. If Landlord has relet the Premises for the period which otherwise would have constituted the unexpired portion of the lease term, or any part, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of this reletting.

    12.2.4.  All agreements, covenants, conditions, and provisions to be performed or observed by Tenant under this Lease shall be at its sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money other than rent required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable to Landlord on demand, together with interest thereon from the date of expenditure by Landlord to the date of repayment by Tenant at the greater of (a) twelve percent (12%) per annum, or (b) the rate of interest equal to three percent (3%) over the average discount rate of three (3) month Treasury Bills as reported by the Federal Reserve Bank of New York at the first weekly auction of each calendar month or the nearest equivalent successor rate (herein referred to as the "Default Rate"). In addition to any other rights or remedies of Landlord, Landlord will have the same rights and remedies in the event of the nonpayment of such sums and interest as in the case of default by Tenant in the payment of rent.

  12.3  Continuation After Default

Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's rights to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession unless written notice of termination is given by Landlord to Tenant.

  12.4  Other Relief

The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.

  12.5  Attorneys' Fees

In the event of any action or proceeding at law or in equity between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding and in any appeals in connection therewith shall pay the costs, expenses and reasonable attorneys' fees incurred in the action or proceeding by such prevailing party, and if such prevailing party shall recover judgment in any such action, proceeding, or appeals, such costs, expenses, and attorneys' fees shall be included in and as a part of such judgment. Any litigation between the parties arising out of this Lease shall be tried before a judge, without a jury.

13.  SUBORDINATION, ATTORNMENT, ESTOPPEL CERTIFICATES

  13.1  Subordination and Attornment

This Lease shall be subject and subordinated at all times to the lien of all mortgages and deeds of trust in any amount or amounts whatsoever or any ground lease which may now or hereafter be placed on or against the Building or on or against Landlord's interest or estate therein, including any amendments, extensions, or modifications thereto, all without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. Notwithstanding the foregoing, the subordination of this Lease to a future deed of trust or mortgage is contingent upon the receipt by Tenant of a non-disturbance agreement in commercially reasonable form customarily used in similar transactions. If any party providing financing or funding to Landlord requires, as a condition to such financing or funding, that Tenant send such party written notice of any default by Landlord under this Lease, giving such party the right to cure such default until it has completed foreclosure and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, Tenant will execute and deliver any agreement required by such party in order to accomplish this purpose.

  13.2  Sale of Building by Landlord; Attornment

In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

  13.3  Estoppel Certificates; Financial Statements

At any time and from time to time, but on not less than ten (10) days' prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the date, if any, to which rent and other sums payable hereunder have been paid; (c) that no notice has been received by Tenant of any default which has not been cured except as to defaults specified in such certificate; (d) that Landlord is not in default hereunder, except as to defaults specified in such certificate; and (e) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by any actual or prospective purchaser, mortgagee, or beneficiary under any deed of trust of the Building or any part thereof. In the event Tenant refuses or fails to provide a certificate as required herein, Landlord shall be appointed and is hereby appointed Tenant's attorney-in-fact for purposes of providing such a certificate, and such refusal by Tenant shall constitute an Event of Default hereunder, and Tenant shall be liable for all of Landlord's remedies as set forth in Section 12 above. If, in connection with any financing or sale of the Building, Landlord shall so request, Tenant shall promptly furnish to Landlord annual financial statements (including, without limitation, balance sheets and profit and loss statements) of Tenant and such information regarding the financial condition of Tenant as Landlord may reasonably request. Such financial statements shall either be audited or certified as being true and correct by the chief financial officer of Tenant.

14.  RELOCATION

    Where the Premises do not exceed the size indicated in Sections 14.1 and 14.2 below, Landlord shall have the right to relocate the Premises to other office space of approximately the same size above the lobby level in the Building. The procedure for relocation shall be as follows:

  14.1  Prior to Commencement of Work

Prior to commencement by Landlord of work to be performed in the Premises pursuant to Exhibit B, relocation shall be permitted where the Premises do not exceed 8,000 square feet of net rentable area. Landlord will perform the same work in the relocated Premises as was planned for the original Premises and shall bear the cost of any additional space planning expenses incurred by Tenant because of such relocation. If relocation is to a different floor, then the base rental rate per square foot shall be adjusted by multiplying the original base rental rate per square foot by a fraction the numerator of which is the then current published partial floor rental rate for the floor to which the Premises are relocated and the denominator of which is the then current published partial floor rental rate for the floor on which the Premises were originally located. The Base Rent for the relocated Premises shall be computed by multiplying the revised rental rate per square foot as so determined times the lesser of (a) the net rentable area of the relocated Premises or (b) the net rentable area of the original Premises.

  14.2  After Commencement of Work

After commencement by Landlord of work to be performed in the Premises pursuant to Exhibit B relocation shall be permitted where the Premises do not exceed 4,000 square feet of net rentable area. Tenant shall be given 60 days' advance notice of such relocation. Costs of improving the relocated Premises and reasonable moving costs shall be borne by Landlord. Prior to expiration of the 60-day period, Tenant shall itemize its costs to be incurred because of the move. If relocation is to a lower floor, and if that lower floor has a then current lower published rental rate, then the base rental rate per square foot shall be adjusted by multiplying the original base rental rate per square foot by a fraction the numerator of which is the then current published partial floor rental rate for the floor to which the Premises are located and the denominator of which is the then current published partial floor rental rate for the floor on which the Premises were originally located. The Base Rent for the relocated Premises shall be computed by multiplying the revised rental rate per square foot as so determined times the lesser of (a) the net rentable area of the relocated Premises or (b) the net rentable area of the original Premises.

  14.3  Expenses

Expenses to be borne by Landlord under this Section 14 other than costs of improving the relocated Premises shall be paid in the form of rent credits against future rent payments. Landlord shall have no liability to Tenant for any inconvenience, noise or injury to business caused directly or indirectly by any relocation. Following relocation the parties shall enter into an amendment to the Lease setting forth the new Premises and any new Base Rent, Tenant's Proportionate Share, and any other matters in this Lease that are based on square footage.

15.  MISCELLANEOUS

  15.1  No Merger

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of any or all such subleases and subtenancies.

  15.2  Landlord's Liability

Notwithstanding any provision of this Lease to the contrary, the liability of Landlord under this Lease will be limited to Landlord's interest in the Building, and any judgment against Landlord will be enforceable solely against Landlord's interest in the Building.

  15.3  No Light or Air Easement

Any diminution or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.

  15.4  Parking

Landlord shall make available in the parking areas of the Building to Tenant the number of parking spaces (on an unassigned, nonexclusive basis) set forth in Paragraph 11 of the Summary, at rates to be determined from time to time by Landlord. Tenant may not use additional parking spaces without the prior written consent of Landlord. Tenant shall not interfere, nor permit its agents, employees, contractors, invitees or licensees to interfere with the rights of Landlord and others entitled to use the parking areas. All parking facilities furnished by Landlord shall be subject to the reasonable control and management of Landlord, who may, from time to time, (a) establish, modify and enforce reasonable rules and regulations with respect thereto, (b) change or reconfigure the parking facilities, (c) construct or repair any portion thereof, and/or (d) assign parking spaces in designated areas.

  15.5  Waiver

The waiver by Landlord or Tenant of any breach of any agreement, covenant, condition, or provision herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, covenant, condition, or provision herein contained, nor shall any custom or practice which may develop between Landlord and Tenant in the administration of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by Tenant or Landlord in strict accordance with this Lease. The subsequent acceptance of rent hereunder by Landlord or the payment of rent by Tenant shall not be deemed to be a waiver of any preceding breach by Tenant or Landlord of any agreement, covenant, condition, or provision of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's or Tenant's knowledge of such preceding breach at the time of acceptance or payment of such rent.

  15.6  Notices

All notices and demands which may or are required to be given by either Landlord or Tenant to the other hereunder shall be deemed to have been fully given when made in writing and delivered in person to the address of the party or sent by overnight courier (Federal Express or similar service) and addressed to Tenant at the address(es) set forth in Paragraph 10 of the Summary and to Landlord at the addresses set forth in Paragraph 9 of the Summary, or to such other place as either party may from time to time designate in a notice to the other. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and if no person shall be in charge of or occupying the Premises, then such service may be made by attaching the service on the main entrance of the Premises.

  15.7  Complete Agreement

There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building. There are no implied or express representations between Landlord and Tenant or between any real estate broker and Tenant other than those contained in this Lease, and any reliance with respect to any representations is solely upon representations contained in this Lease. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Landlord and Tenant.

  15.8  Rules of Construction; Headings

The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings and captions used in this Lease are for convenience only.

  15.9  Time of the Essence

Time is of the essence of performance by Tenant of all of its obligations under this Lease.

  15.10  No Offer

Submission of this instrument for examination or signature by Tenant does not constitute a reservation or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

  15.11  Successors and Assigns

The agreements, covenants, conditions, and provisions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, executors, administrators, successors, and assigns of the parties hereto.

  15.12  Severability; Governing Law

If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease, and all such other provisions shall remain in full force and effect. This Lease shall be governed by and construed in accordance with the laws of the State of Oregon.

  15.13  Brokers

Tenant warrants and represents that it has negotiated this Lease directly with Landlord or its agents and has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Tenant in connection with this Lease, other than CB Richard Ellis, Inc. Tenant shall hold Landlord harmless from and indemnify and defend Landlord against any and all claims by any real estate broker or agent other than brokers dealt with by Landlord.

  15.14  Authority

If Tenant is a corporation, each person executing this Lease on behalf of Tenant does hereby covenant and warrant that (a) Tenant is duly incorporated and validly existing under the laws of its state of incorporation, (b) Tenant is qualified to do business in Oregon, (c) Tenant has full corporate right and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and both of the persons if more than one signs) signing this Lease on behalf of the corporation is duly and validly authorized to do so.

  15.15  Survival of Certain Obligations

Notwithstanding expiration or early termination of this Lease for any reason, including default, the obligations of Tenant to remove or pay the cost of removing alterations under Section 6, to remove its property or pay the cost of removal and storage under Section 7.3, and to indemnify Landlord under Sections 4.5 and 9.5 with respect to activities occurring prior to termination shall survive the termination of this Lease.

  15.16  Force Majeure

Landlord shall not be required to perform any covenant or obligation in this Lease, nor be liable in damages to Tenant, Tenant's invitees, licensees or other visitors to the Premises or Building, so long as the performance or nonperformance of the covenant or obligation is delayed, caused or prevented by force majeure or by Tenant. Tenant shall be excused from performance of its obligations under the Lease (other than monetary obligations) if such failure is due to act of God or force majeure. Any time periods provided in this Lease shall be extended by the number of days of delay caused by such Act of God or force majeure. "Force majeure" is defined for purposes of this Lease as strikes, lockouts, sitdowns, inability to obtain material or labor on a timely basis, restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents or hinders construction), unavailability of or delays in obtaining permits or other governmental approvals, power outages, acts of the public enemy, wars, insurrections and any other cause not reasonably within the control of Landlord.

  15.17  Exhibits

The following exhibits, Exhibit A (Plan Outlining the Premises), Exhibit B (Work Agreement), Exhibit  C (Rules and Regulations), Exhibit D (Agreement Regarding Term and Premises), Exhibit E (Guaranty Agreement), and Exhibit F (Special Stipulations) are attached hereto and incorporated as a part of this Lease.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date and year first written above.

TENANT		LANDLORD
NORTHWEST PIPE COMPANY, an Oregon corporation		200 MARKET ASSOCIATES LIMITED PARTNERSHIP, an Oregon limited partnership
By:	/s/ BRIAN W. DUNHAM Name: Brian W. Dunham Its: President	By:	Market Building, LLC, an Oregon limited liability company, its general partner
		By:	/s/ JOHN W. RUSSELL John W. Russell, President